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                                                                   EXHIBIT 2.1.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                             INITIAL PROMISSORY NOTE

$____________                                                      July __, 1998
                                                         Los Angeles, California

        1. Principal. For value received, Vans, Inc., a Delaware corporation (the "Maker"), hereby promises to pay to the order of ________________ (the "Payee"), or order, at his/her/its place of business located at _____________________, or at such other place as the holder of this Initial Promissory Note (the "Note") may designate in writing, the principal sum set forth above (the "Initial Principal"), subject to the adjustments set forth below.

        2. Interest. This Note shall not bear interest.

        3. Payment.

               (a) Maturity Date(s).

                      (i) 50% of the outstanding Initial Principal hereunder shall be due and payable on July__, 2001, and

                      (ii) 50% of the outstanding Initial Principal shall be due and payable upon the last to occur of both of the following events (the "Hold-Back Amount"): (a) July __, 2001 or (b) sixty (60) days after the issuance by the Japanese Patent and Trademark Office of a patent for Switch Manufacturing ("Switch") in Japan for Switch's Autolock System (the "Autolock System")(International Application No. PCT/U.S. 96/09841) (the "Japanese Patent"); provided, however, in the event that the Japanese Patent is not issued by December 31, 2001, the entire Hold-Back Amount shall terminate.

               (b) Manner of Payment.

                      (i) Payments due under this Note shall be paid, in Maker's sole discretion, in cash (by check) or common stock of the Maker (the "Common Stock"); provided, however, in lieu of fractional shares Maker will pay cash equal to the product of the fraction of shares which would have been issuable multiplied by the per share value determined in accordance herewith. All Common Stock issued pursuant to this Note shall be valued at the average closing ask price for the Common Stock for the five trading days immediately preceding the payment date of such Common Stock; provided, however, if the spread between


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the average closing ask price and the average closing bid price for such period exceeds $0.25 (the "Overage"), then the Common Stock shall be valued at an amount equal to the sum of (y) the average closing bid price for such period, plus (z) fifty percent (50%) of the Overage.

                      (ii) Any payment hereunder made in cash shall be payable in lawful money of the United States of America.

        5. Optional Prepayment. Maker shall have the right to prepay all or any portion of the outstanding amount due hereunder in cash or Common Stock at any time without premium or penalty.

        6. Waivers. Maker, for itself and its legal representatives, successors and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection.

        7. Amendments, Modifications in Writing, Shareholders' Representatives. Payee acknowledges and agrees that:

               (a) This Note has been issued as part of a series of notes in the aggregate principal amount of $2,000,000, to the shareholders of Switch in connection with the merger of Switch with and into a subsidiary of Maker pursuant to the terms of an Agreement and Plan of Merger between Switch and Maker dated July 10, 1998 (the "Merger Agreement");

               (b) Except for the amount of the Initial Principal due hereunder, any of the terms and provisions of this Note may be amended or modified by the written agreement of the holders of a majority of the then outstanding principal amount of the Notes and Maker. No waiver or modification of the Initial Principal of this Note shall be valid or binding unless agreed to in a writing executed by Maker and Payee; and

               (c) Pursuant to the terms of the Merger Agreement, Payee has agreed that certain "Shareholder Representatives", as such term is defined in the Merger Agreement, shall have the right to act in lieu and in the stead of Payee in connection with the review of information from Maker regarding the Notes, the calculation of payments due with respect to the Notes and the enforcement of certain rights with respect to the Notes.


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        8. Governing Law. This Note and all rights and obligations of the undersigned and the holder hereof shall be governed, construed and interpreted in accordance with the internal laws of the State of California.


                                   VANS, INC.,
                                   a Delaware corporation
                                   By:
                                      -------------------------------
                                      Gary H. Schoenfeld
                                      President and Chief Executive Officer


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